Exhibit 9


                              MANAGEMENT AGREEMENT

     THIS AGREEMENT is made as of the day of , 1996 by and between PROFESSIONALLY MANAGED PORTFOLIOS a Massachusetts business trust (the "Trust"), on behalf of the FUND, (the "Fund") a separate series of the Trust, and SOUTHAMPTON INVESTMENT MANAGEMENT COMPANY, a Delaware Corporation (the "Manager").

                                   WITNESSETH

     WHEREAS, the Fund is a diversified series of an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Trust wishes to retain the Manager to provide certain administrative services in connection with the management of the Fund's operations and the Manager is willing to furnish such services:

     NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

     1. Appointment. The Trust hereby appoints the Manager to provide certain administrative services, hereinafter enumerated, in connection with the management of the Fund's operations for the period and on the terms set forth in this Agreement. The Manager agrees to comply with all relevant provisions of the 1940 Act, applicable rules and regulations thereunder, and other applicable law.

     2. Services on a Continuing Basis. The Manager will perform the following services on a regular basis which would be daily weekly or as otherwise appropriate:

       (A) prepare and coordinate reports and other materials to be supplied to the Board of Trustees of the Fund;

       (B) prepare and/or supervise the preparation and filing of all securities filings, periodic financial reports, prospectuses, statements of additional information, marketing materials, tax returns, shareholder reports and other regulatory reports or filings required of the Fund.

       (C) prepare all required filings necessary to maintain the Fund's qualification and/or registration to sell shares in all states where the Fund currently does, or intends to do business;





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       (D)  coordinate  the  preparation,  printing and mailing of all materials
(e.g., Annual Reports) required to be sent to shareholders;

       (E) coordinate the preparation and payment of Fund related expenses;

       (F) monitor and oversee the activities of the Fund's servicing agents (i.e., transfer agent, custodian, fund accountants, etc.);

       (G) review and adjust as necessary the Fund's daily expense accruals; and

       (H) perform such additional services as may be agreed upon by the Fund and the Manager.

     3. Responsibility of the Manager. The Manager shall be under no duty to take any action on behalf of the Fund except as set forth herein or as may be agreed to by the Manager in writing. In the performance of its duties hereunder, the Manager shall be obligated to exercise reasonable care and diligence and to act in good faith and to use its best efforts. Without limiting the generality of the foregoing or any other provision of this Agreement, the Manager shall not be liable for delays or errors or loss of data occurring by reason of circumstances beyond the Administrator's control.

     4. Reliance Upon Instructions. The Fund agrees that the Manager shall be entitled to rely upon any instructions, oral or written, actually received by the Manager from the Board of Trustees of the Fund and shall incur no liability to the Fund or the Fund's Advisor in acting upon such oral or written instructions, provided such instructions reasonably appear to have been received from a person duly authorized by the Board of Trustees of the Fund to give oral or written instructions on behalf of the Fund.

     5. Confidentiality. The Manager agrees on behalf of itself and its employees to treat confidentially all records and other information relative to the Fund and all prior, present or potential shareholders of the Fund, except after prior notification to, and approval of release of information in writing by, the Fund, which approval shall not be unreasonably withheld where the Manager may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

     6. Equipment Failures. In the event of equipment failures or the occurrence of events beyond the Manager's control which render the performance of the Manager's functions under this agreement impossible, the Manager shall take reasonable steps to


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minimize service interruptions and is authorized to engage the services of third parties to prevent or remedy such service interruptions.

    7. Compensation. As compensation for services rendered by the Manager during the term of this agreement, the Fund will pay to
the Manager a monthly fee at the annual rate of [         ] of 1%
of the Fund's average daily net assets or $30,000, whichever is greater.

    8. Indemnification. The Fund agrees to indemnify and hold harmless the Manager from all taxes, filing fees, charges, expenses, assessments, claims and liabilities (including without limitation, liabilities arising under the Securities Act of 1933, the Securities Exchange Act of 1934, the 1940 Act, and any state and foreign securities laws, all as amended from time to time) and expenses, including (without limitation) reasonable attorneys fees and disbursements, arising directly or indirectly from any action or thing which the Manager takes or does or omits to take or do at the request of or in reliance upon the advice of the Board of Trustees of the Fund, provided that the Manager will not be indemnified against any liability to the Fund or to shareholders (or any expenses incident to such liability) arising out of the Manager's own willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement. The Manager agrees to indemnify and hold harmless the Fund and each of its Trustees from all claims and liabilities (including without limitation, liabilities under the Securities Act of 1933, the Securities Exchange Act of 1934, the 1940 Act, and any state and foreign securities laws, all as amended from time to time) and expenses, including (without limitation) reasonable attorneys fees and disbursements, arising directly or indirectly from any action or thing which the Manager takes or does or omits to take or do which is in violation of this Agreement or not in accordance with instructions properly given to the Manager, or arising out of the Manager's own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations under this Agreement.

     9. Duration and termination. This Agreement shall continue until termination by the Fund (through the Board of Trustees) or the Manager on 60 days' written notice to the other. All notices and other communications hereunder shall be in writing.

    10. Amendments. This Agreement or any part hereof may be changed or waived only by instrument in writing signed by the party against which enforcement of such change or waiver is sought.

    11. Miscellaneous. This Agreement embodies the entire agreement and understanding between the parties thereto with respect to the services to be performed hereunder, and supersedes all prior agreements and understandings, relating to the subject matter hereof. The captions in this Agreement are included for


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convenience  of  reference  only  and  in no  way  define  or  limit  any of the provisions hereof or otherwise affect their construction or effect. This Agreement shall be deemed to be a contract made in New York and governed by New York law. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below on the day and year first written above.






By:________________________________________
Title:____________________________________

PROFESSIONALLY MANAGED PORTFOLIOS

By:________________________________________
Title:_____________________________________

SOUTHAMPTON INVESTMENT MANAGEMENT COMPANY